U.S. SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D. C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

    [X] Form 10-KSB [ ] Form 20F [ ] Form 11-K [ ] Form 10-QSB [ ] Form N-SAR

                      For the Period Ended: December 31, 2003

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                For the Transition Period Ended ________________

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

                        Commission File Number: 333-75272

                          Commercial Evaluations, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                                                88-0477246
 ------------------------------                               -----------------
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                              Identification No.)

          2610 South Jones Boulevard, Suite No. 3, Las Vegas         89146
                 --------------------------------------            --------
               (Address of principal executive offices)           (Zip Code)

                                 (702) 866-6029
               --------------------------------------------------
              (Registrant's telephone number, including area code)

                       PART II - RULES 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b) [Section 23,047], the following should be completed.

(Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b)(i) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or

[ ] (ii) The subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date.

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

The Company changed independent auditors (and filed an 8-K notification). They are in the process of completing their review of its financial statements for the 12 months ended December 31, 2003. Management believes that this audit will be completed after March 30, 2004, but before April 14, 2004.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

  Robert Barcelon                     702                        866-6029
---------------------             ------------             ---------------------
     (Name)                        (Area code)              (Telephone number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                 [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Commercial Evaluations, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 30, 2004

By:  /s/  Robert Barcelon
   ---------------------------------
          Robert Barcelon, President